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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-57267, 333-57915, 333-60737, 333-64653,
333-68555 and 333-81121) of Moody's Corporation (formerly known as The Dun & Bradstreet Corporation) of our report dated May 24, 2000, except as to the effect of the Distribution described in Note 1 which is as of June 15, 2000, relating to the combined financial statements of Moody's Corporation at December 31, 1999 and December 31, 1998 and for the three years ended December 31, 1999, which appears in the Information Statement in The New D&B Corporation's Registration Statement on Form 10/A-3, which Information Statement is included in this Current Report on Form 8-K of Moody's Corporation dated October 3, 2000.




/s/ PricewaterhouseCoopers LLP

New York, New York
October 3, 2000